Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

PennantPark Investment Corporation and Subsidiaries

We consent to the use of our audit report dated November 13, 2013 with respect to the consolidated financial statements of PennantPark Investment Corporation and subsidiaries (the “Company”) as of September 30, 2013 and for each of the years in the two-year period ended September 30, 2013, included in the Registration Statement on Form N-2 and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in such registration statement.

/s/KPMG LLP

New York, New York

November 24, 2014